Exhibit 24(b)(8.12)

[American Beacon Logo]

October 1, 2015

Lisa Gilarde CFA, CLU

Vice President, Mutual Fund Information Services Voya Financial

1 Orange Way

Windsor, CT 06095

Re:           American Beacon Redemption Fees Via E-Mail

Dear Ms. Gilarde:

We request that third party omnibus accounts, including 401(k) plans, charge redemption fees directly to shareholders/participants and remit the proceeds directly to the Funds’ custodian. We charge a 2% redemption fee on shares held for less than 90 days on the American Beacon Acadian Emerging Markets Managed Volatility Fund, Global Evolution Frontier Markets Income Fund and SiM High Yield Opportunities Fund.

Fees should be wired to the following account: State Street Bank & Trust Co.

ABA# 011-000-028

Attn: Mutual Fund Services

Ref: American Beacon Redemption Fees Account # 00021154

In conjunction with wiring redemption fees, a detailed notification e-mail should also be sent to Tricia Cormier at   tlcormier@statestreet.com, Janice Schwarz at janice.schwarz@ambeacon.com and americanbeacontrades@statestreet.com. Also, please complete the second page of the letter and either return via e-mail fax back to me at 817-391-6076.

If you have any questions, please contact me at 817-391-6072 or via e-mail as noted above. Sincerely,

/s/Janice B. Schwarz

Janice B. Schwarz American Beacon Funds

Name	Fund No.	CUSIP	Ticker
Acadian Emerging Markets Managed Volatility Fund - A Class	4807	024525859	ACDAX
Acadian Emerging Markets Managed Volatility Fund - C Class	4808	024525842	ACDCX
Acadian Emerging Markets Managed Volatility Fund - Inst. Class	4805	024525826	ACDIX
Acadian Emerging Markets Managed Volatility Fund - Investor Class	4806	024525818	ACDPX
Acadian Emerging Markets Managed Volatility Fund - Y Class	4809	024525834	ACDYX
Global Evolution Frontier Markets Income Fund - A Class	3867	024525743	AGUAX
Global Evolution Frontier Markets Income Fund - C Class	3868	024525735	AGECX
Global Evolution Frontier Markets Income Fund - Inst. Class	3865	024525719	AGEIX
Global Evolution Frontier Markets Income Fund - Investor Class	3866	024525693	AGEPX
Global Evolution Frontier Markets Income Fund - Y Class	3869	024525727	AGEYX
SiM High Yield Opportunities Fund - A Class	1539	024524324	SHOAX
SiM High Yield Opportunities Fund - C Class	3764	024524316	SHOCX
SiM High Yield Opportunities Fund - Inst. Class	1941	024524282	SHOIX
SiM High Yield Opportunities Fund - Investor Class	2238	024524274	SHYPX
SiM High Yield Opportunities Fund - Y Class	2299	024524290	SHOYX

Please check and complete one of the boxes below:

[_]1.     We currently charge redemption fees on the American Beacon International Equity and Emerging Markets Funds.  We also expect to implement the change in the holding period for the International Equity Fund effective August 31, 2005.

[_] 2.    We have the capability to charge redemption fees on the American Beacon International Equity and Emerging Markets Funds and intend to commence on                   _.

[_]3.     We do not currently have the capability to charge redemption fees but expect to able to charge fees no later than                            .

[X] 4.   We do not currently have the capability to charge redemption fees and have not established a date when we expect to be able to charge fees.

By:                                                                                                /s/ Lisa Gilarde____________________

Name: Lisa Gilarde

Company:  Voya Retirement Insurance and Annuity Company

Voya Institutional Plan Services, LLC

Voya Financial Partners, LLC

Phone Number:   860-580-25887